Wednesday January 13, 6:01 am Eastern Time

Company Press Release

Cunningham Graphics International Acquires Hong
Kong Printer

JERSEY CITY, N.J.--(BUSINESS WIRE)--Jan. 13, 1999--Cunningham Graphics International, Inc. (NASDAQ NM: CGII- news) announced today that it has completed the acquisition of Workable Company Limited (Workable), a full service printing company with operations in Hong Kong and Singapore. Established in 1988, Workable has been Cunningham Graphics International's strategic partner in Asia for more than 2 years and is the leading printer of research reports in Hong Kong.

The purchase price of the transaction was approximately $12.3 million, paid 50% in cash and 50% in common stock of the company, plus the assumption of $0.7 million of indebtedness. The purchase price may increase, depending upon the earnings of Workable over the next 3 years, up to a maximum of an additional $3.8 million. Management expects the acquisition of Workable to be accretive to Cunningham Graphics' 1999 earnings. Inclusive of this acquisition, Cunningham Graphics' annualized revenues are in excess of $70 million.

Workable, an ISO 9001 certified company, has invested in state of the art printing, digital and data communications technology and maintains around the clock operations to provide overnight shipments to financial centers throughout Asia. Eight out of Workable's top ten clients are US & European financial services companies. Workable's operations will continue to be supervised by its current management team led by Evan Lam, the Managing Director.

Workable has been a member of the World Research Link(TM) for the past 2 years. The World Research Link (TM), founded by Cunningham Graphics in 1994, facilitates the expeditious distribution of time- sensitive financial research reports throughout select international financial markets. Through the use of high- speed electronic links among the Company's facilities in the United States, the United Kingdom and Hong Kong, the Company is able to print research reports concurrently through these three principal international financial markets while eliminating certain distribution costs.

Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics, commented, "We are very pleased to strengthen our position in the important Asian market through the acquisition of this well run company. Under the leadership of Evan Lam, Workable has grown it's revenues over the past 5 years at a 22% compounded annual growth rate while maintaining impressive margins. This acquisition is in line with our growth strategy to pursue strategic acquisitions in order to expand our base of operations and capitalize on geographic cross-selling opportunities. We are continuing to pursue aggressively additional acquisitions within the printing industry and are currently evaluating a number of potential acquisition candidates."

Cunningham continued, "We will continue to seek complementary operations in the United States, the United Kingdom and other international markets which, possess attractive characteristics, including major customers with significant printing needs, such as insurance companies, publishing companies and universities. We are targeting acquisition candidates with; (i) annual net sales ranging from $3.0 to $25.0 million; (ii) attractive growth prospects within their respective markets; (iii) complementary technological capabilities; (iv) opportunities for economies of scale and synergies with our existing operations; (v) a solid reputation with established customer relationships; and (vi) an experienced management team. We are also pursuing "tuck-in" acquisitions in the New York metro market as a means to expand our existing operations, add product lines and services as well as expand our customer base."

Cunningham Graphics provides time-sensitive printing and distribution, commercial printing, and outsourcing services to a blue-chip client base in the financial services, insurance and publishing industries. Cunningham Graphics currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong and Singapore.

This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statement. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

     Gordon Mays
     Executive Vice President
     201-217-1990 Ext. 225
               or
     Robert Okin
     Chief Financial Officer
     201-217-1990 Ext. 305
               or
     Vince Daniels/John Nesbett
     Lippert/Heilshorn & Associates
     212-838-3777